EXHIBIT 99.1

INTER-TEL ANNOUNCES AGREEMENT TO ACQUIRE
LAKE COMMUNICATIONS LIMITED

Tempe, Arizona . . . January 21, 2005 . . . Inter-Tel, Incorporated (Nasdaq: INTL) today announced that Inter-Tel Lake Limited, a wholly-owned Irish subsidiary of Inter-Tel, Incorporated (“Inter-Tel”), has signed an agreement to acquire 100% of the issued share capital of Lake Communications Limited and certain affiliated entities (collectively, “Lake”) for approximately $28 million, plus an earn-out of up to $17.6 million based upon certain targets relating to operating results for Lake through the first eighteen months following the closing date of the transaction. The Company currently expects the transaction to close within 60 days of the signing date.

In the year ended December 31, 2004, Lake reported unaudited revenues of approximately $31 million in their business, including approximately $3 million in sales to Inter-Tel. In connection with this transaction, Inter-Tel expects to record an in-process research and development charge of between $2 million and $4 million in the first quarter of 2005 as part of the allocation of the purchase price.

Lake, based in Dublin, Ireland, is a provider of converged communications products in the under 40 user market, including EncoreCX® products currently being distributed by Inter-Tel in the United States. Lake designs and develops its products for sale through a distribution network of telecom operators and distributors, including Inter-Tel in the United States. Lake outsources its manufacturing to third-party suppliers.

“Inter-Tel has been working with Lake for more than a year and we have been impressed not only with Lake’s products, but more importantly, impressed by the people,” noted Steve Mihaylo, Chairman and CEO. “We expect the Lake management team to join Inter-Tel and continue to be responsible for the operation of Lake’s business as a prospective division of Inter-Tel. Lake’s experience and knowledge in the small systems market, combined with their sales channel, were significant considerations in our decision to enter into this agreement,” added Mr. Mihaylo.

“We are pleased and excited at the opportunity to become a part of Inter-Tel,” said Anthony Bermingham, CEO of Lake. “We expect that the addition of Inter-Tel applications and Inter-Tel’s financial position will allow us to offer expanded products and services to our customers. We believe that the expected synergies and benefits of this transaction are significant, since both firms have similar core competencies in design engineering and managing sales channels. We also expect to provide Inter-Tel with a product line with a special focus on the small business segment and key relationships with international operators & distribution channels. Our management team is committed to developing Lake into a leading provider of converged communications products, as part of the Inter-Tel organization,” added Bermingham.

About Inter-Tel, Incorporated

Inter-Tel (Nasdaq: INTL — news) offers value-driven communications products; applications utilizing networks and server-based communications software; and a wide range of managed services that include voice and data network design and traffic provisioning, custom application development, and financial solutions packages. An industry-leading provider focused on the communication needs of business enterprises, Inter-Tel employs over 2,000 communications professionals, and services business customers through a network of approximately 59 company-owned, direct sales

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offices and over 350 authorized providers in the United States, United Kingdom and Japan. More information is available at www.inter-tel.com.

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including statements regarding the expected transaction closing within 60 days of the signing date; expected revenues from Lake’s business for the year ended December 31, 2004 and the expected in-process research and development charge to be recorded by Inter-Tel in connection with the transaction; Lake’s management team joining Inter-Tel following the transaction; the expected benefits of Lake’s products and sales channel relationships; Lake’s experience and knowledge in the small systems market; the strategic benefits of owning the Lake technology, international expansion opportunities, significant distribution partners and opportunities to sell Inter-Tel products to new distribution partners; and the prospective “fit” between the companies. Such statements are based on current assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially from our current expectations. These risks and uncertainties include, but are not necessarily limited to, the satisfaction of the conditions to closing of the share purchase agreement; delays in closing the transaction; the timely and successful integration of the combined business operations of the Company and Lake; the retention of Lake personnel, existing distributors, customers and other strategic relationships; the potential impact of industry, competitive and technological changes, including customer reaction to the transaction; the composition, timing and size of orders from and shipments to major customers; price and product competition; dependence on new product development; availability of inventory from suppliers; market acceptance of new products; and product defects. For a further list and description of such risks and uncertainties, please see Inter-Tel’s previously filed SEC reports, including Inter-Tel’s Annual Report on Form 10-K filed with the SEC on March 15, 2004 and Inter-Tel’s Form 10-Q filed with the SEC on November 5, 2004. Inter-Tel disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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